Exhibit 10.3

2024 RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the

FINANCIAL INSTITUTIONS, INC.

AMENDED AND RESTATED

2015 LONG-TERM INCENTIVE PLAN

Name of Participant:	[[FIRSTNAME]] [[LASTNAME]]

Date of Grant: Award Number:	[[GRANTDATE]] [[GRANTNUMBER]]

Number of Restricted Stock Units:	[[SHARESGRANTED]]

Vested Restricted Stock Units and Vesting Schedule:	The Number of Restricted Stock Units set forth above shall become vested Restricted Stock Units in accordance with the terms of this Agreement as of the following Vesting Date(s):

	Vesting Date	Vested Restricted Stock Units
	Third Anniversary of Date of Grant	100%

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of [[GRANTDATE]], is made between Financial Institutions, Inc. (the “Company”) and the above-named individual (the “Participant”) to record the grant to the Participant of a Restricted Stock Unit Award (the “Award”) on the Date of Grant set forth above pursuant to Section 6.5 of the Financial Institutions, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”). Capitalized terms not defined in this Agreement shall have the meaning given to such terms under the Plan.

The Company and the Participant hereby agree as follows:

Section 1. Grant of Restricted Stock Units. The Company hereby grants to the Participant, as of the Date of Grant, subject to and in accordance with the terms and conditions of the Plan and this Agreement, a Restricted Stock Unit Award for the Number of Restricted Stock Units set forth above (the “Restricted Stock Units”).

Section 2. Vesting of Restricted Stock Units. Subject to Section 4 below, provided that the Participant provides substantial services and remains in continuous employment with the Company or a Subsidiary through the Vesting Date(s) set forth above, the Restricted Stock Units shall vest pursuant to the Vesting Schedule set forth above. Except as otherwise provided by Section 4 below, if the Participant ceases to provide substantial services or remain in continuous employment with the Company or a Subsidiary for any reason prior to the Vesting Date (or the latest of the Vesting Dates) set forth above, then all of the Participant’s unvested Restricted Stock Units as of the date that the Participant ceases to provide substantial services or remain in continuous employment with the Company or a Subsidiary shall be immediately forfeited.

Section 3. Timing and Form of Payout. Except as otherwise provided by Section 4 below and subject to Section 8 below, within 75 days following a Vesting Date, but in no event later than March 15th of the calendar year immediately following the calendar year that includes the Vesting Date (a “Payment Date”), the vested Restricted Stock Units shall be paid to the Participant by the Company delivering to the Participant a number of shares of Common Stock equal to the number of vested Restricted Stock Units as of the Payment Date. The Company may issue the shares of Common Stock either (a) in certificate form or (b) in book entry form, registered in the name of the Participant. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue shares of Common Stock in payment of the vested Restricted Stock Units unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any Stock Exchange on which the shares of Common Stock are traded.

Section 4. Effects of Certain Events.

(a) Change in Control. Subject to the terms of the Plan, if prior to the Vesting Date (or the latest of the Vesting Dates) set forth above there is a Change in Control:

(i) if Replacement Awards are not provided to the Participant to replace unvested Restricted Stock Units, then all of the Participant’s unvested Restricted Stock Units that have not previously been forfeited shall fully vest as of the date of the Change in Control and, subject to Section 8 below, shall be paid to the Participant within 75 days following the Change in Control, but in no event later than March 15th of the calendar year immediately following the calendar year that includes the date of the Change in Control.

(ii) if Replacement Awards are provided to the Participant to replace unvested Restricted Stock Units, then in the event of the Participant’s Involuntary Termination during the period of two (2) years immediately following the Change in Control, all of such Replacement Awards, to the extent not previously vested, shall fully vest as of the date of the Involuntary Termination, and subject to Section 8 below, shall be paid to the Participant within 75 days following the Involuntary Termination, but in no event later than March 15th of the calendar year immediately following the calendar year that includes the date of the Participant’s Involuntary Termination.

(b) Death or Disability. If prior to the Vesting Date (or the latest of the Vesting Dates) set forth above, the Participant’s employment with the Company or a Subsidiary terminates due to death or Disability, then all of the Participant’s unvested Restricted Stock Units shall fully vest as of the date of the Participant’s death or Disability, and subject to Section 8 below, shall be paid to the Participant or the Participant’s legal representative in the event of the Disability of the Participant, or in the event of the death of the Participant, to the legal representative of the Participant’s estate, or if no legal representative has been appointed, to the successor in interest determined under the Participant’s will, within 75 days following the Participant’s termination of employment due to death or Disability, but in no event later than March 15th of the calendar year immediately following the calendar year that includes the date of the Participant’s termination of employment due to death or Disability.

Section 5. Dividend Equivalents. No dividend equivalents shall accrue or be paid to the Participant with respect to any Restricted Stock Units.

Section 6. Rights as Shareholder. In addition to the transfer and other restrictions set forth elsewhere in this Agreement and in the Plan, the Participant, as holder of the Restricted Stock Units, shall not possess any rights of a holder of Common Stock (including voting and dividend rights) with respect to the shares of Common Stock underlying such Restricted Stock Unit Award until such time as the Restricted Stock Unit Award vests, is paid and the shares of Common Stock are issued to the holder of the Restricted Stock Unit Award.

Section 7. No Transferability. The Restricted Stock Units may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated other than by will or the laws of descent and distribution. Vested Restricted Stock Units shall be payable only to the Participant during the Participant’s lifetime, or in the event of the Disability of the Participant, to the Participant or the legal representative of the Participant, or in the event of the death of the Participant, to the legal representative of the Participant’s estate, or if no legal representative has been appointed to the successor in interest determined under the Participant’s will.

Section 8. Withholding Taxes. As a condition of and prior to the payout of any Restricted Stock Units, the Company shall be entitled to require the Participant to remit to the Company an amount sufficient to satisfy the amount of any federal, state, or local taxes required to be withheld with respect to the vesting and payout of the vested Restricted Stock Units, or any other taxable event related thereto. The Committee may permit the Participant to make such payment in any form or manner authorized by the Committee in its sole discretion, including, but not limited to one or more of the forms specified below:

(a)
U.S. dollars by personal check, bank draft, or money order payable to the Company, by money transfer or direct account debits;
(b)
Delivery to the Company of a number of shares of Common Stock having an aggregate fair market value of not less than the minimum tax withholding required for the Award;
(c)
Involvement of a stockbroker in accordance with the federal margin rules set forth in Regulation T;
(d)
A cashless exercise if and to the extent permissible by applicable law; or
(e)
Any combination of the above forms and methods.

In the event the Participant fails to provide timely payment of all sums required by the Company pursuant to this Section 8, the Company shall have the right and option, but not obligation, to treat such failure as an election by the Participant to provide all or any portion of such required payment by means of tendering vested shares of Common Stock.

Section 9. Adjustment. As provided by the Plan, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, recapitalization, or any other increase or decrease in the number of outstanding shares of Common Stock effected without consideration to the Company, the specified number of Restricted Stock

Units shall be proportionately adjusted to prevent dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

Section 10. No Employment Rights. Nothing in the Plan or this Agreement confers upon the Participant any right with respect to continuance of employment by the Company or any of its Subsidiaries or affects the right of the Company or any of its Subsidiaries may have to terminate the Participant’s employment at any time.

Section 11. Coordination with Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof including any that may conflict with those contained in this Agreement.

Section 12. Notices. All notices to the Company shall be in writing and sent to the Company’s Director of Human Resources at the Company’s offices. Notices to the Participant shall be addressed to the Participant at the Participant’s address as it appears on the Company’s records.

Section 13. Amendment. The Company may alter, amend or terminate this Agreement only with the Participant’s consent, except as otherwise expressly provided by the Plan or this Agreement.

Section 14. Governing Law. This Agreement shall be governed by the laws of the State of New York to the extent not preempted by federal law, without reference to principles of conflict of laws, and construed accordingly.

Section 15. Compensation Recovery Policy. Notwithstanding any other provision of this Agreement to the contrary, any Restricted Stock Units granted and/or shares of Common Stock issued hereunder, and/or any amount received with respect to any sale of any such shares of Common Stock, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Financial Institutions, Inc. Clawback Policy, as amended from time to time, and any other compensation recovery policy, if any, that the Company may adopt from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, including, but not limited to Section 10D of the Exchange Act, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Agreement and the Policy conflict, then the terms of the Policy shall prevail.

Section 16. Section 409A. This Agreement and the Restricted Stock Units hereunder are intended to be exempt from, or to the extent they are determined to be not exempt, comply with Code Section 409A, and this Agreement shall be administered and interpreted consistent with such intention. Notwithstanding the foregoing, the Company makes no representations to the Participant regarding the taxation of the Restricted Stock Units under this Agreement, including, but not limited to, the tax effects of Code Section 409A, and the Participant shall be solely responsible for the taxes imposed upon him or her with respect to the Restricted Stock Units. References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Code Section 409A, the date that the Participant first incurs a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if at the time of the Participant’s separation from service, the

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Participant is a “specified employee” for purposes of Code Section 409A, and payment under this Agreement as a result of such separation from service is required by Code Section 409A to be delayed by six months, then the Company shall make such payment on the day following the six-month anniversary of the Participant’s separation from service to the extent required to comply with Code Section 409A.

IN WITNESS WHEREOF, the Company and the Participant have caused this Agreement to be executed on the date set forth opposite their respective signatures, but effective as of the Date of Grant.

Dated: [[GRANTDATE]] For the Company:

By:

Name: Martin K. Birmingham

Title: Chief Executive Officer

Dated: [[SIGNATURE_DATE]] PARTICIPANT:

By: [[SIGNATURE]]

Name: [[FIRSTNAME]] [[LASTNAME]]